UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)    December 12, 2006

    Greenville First Bancshares, Inc.
(Exact Name of Registrant as Specified in Its Charter)

    South Carolina
(State or other jurisdiction of incorporation)

000-27719	58-2459561
(Commission File Number)	(IRS Employer Identification No.)

112 Haywood Road, Greenville, S.C. (Address of Principal Executive Offices)	29607 (Zip Code)

    (864) 679-9000
(Registrant's Telephone Number, Including Area Code)

    (864) 679-9000
(Former Name or Former Address, if Changed Since Last Report.)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.02.   Appointment of Principal Officers.

        On December 12, 2006, Greenville First Bancshares, Inc. (the “Company”), a South Carolina corporation, entered into an employment agreement with F. Justin Strickland as President of the Company and its wholly owned subsidiary, Greenville First Bank, N.A. (the “Bank”).

        Mr. Strickland’s agreement includes a term of employment that runs through January 31, 2009. At the end of January 2008 and on the last day of January each year thereafter, the term will be extended for an additional one year so that the remaining term will continue to be two years; provided that the Company or Mr. Strickland can at any time, by written notice, fix the term to a finite term of two years commencing with the year of the notice.

        Mr. Strickland’s base salary is $175,000 per year, which amount may be increased annually by the board of directors. Mr. Strickland is also entitled to participate in the Company’s retirement, health, welfare, profit sharing, bonus and other benefit programs provided to Company executives and to the use of a Company owned car or a car allowance not to exceed $750 per month.

        Pursuant to the terms of the employment agreement, Mr. Strickland is prohibited from disclosing the Company’s trade secrets or confidential information. During employment and for a period of 12 months thereafter, Mr. Strickland may not, subject to limited exceptions, (a) compete with us by forming, serving as an organizer, director, or officer of, or acquiring or maintaining an ownership interest in, a depository financial institution or holding company of a depository financial institution, if the depository institution or holding company has one or more offices or branches within 30 miles of any of our branches or offices in existence at the time that his employment terminates, (b) solicit our customers for a competing business, or (c) solicit our employees for a competing business.

        Mr. Strickland’s employment may be terminated upon death, upon disability lasting for a period of one hundred and eighty days, for cause by the Company, for good reason by Mr. Strickland within a 90-day period beginning on the 30th day following a change in control or within a 90-day period beginning on the one year anniversary of the change in control, or by Mr. Strickland upon thirty days written notice. “Cause,” “good reason” and “change of control” are defined in the employment agreement. If the Company terminates his employment without cause, Mr. Strickland will be entitled to severance equal to 12 months of his then base salary, plus any bonus earned or accrued through the date of termination. In addition, following a change in control (or in connection with or in anticipation of a change of control that actually occurs), if Mr. Strickland terminates his employment for good reason within a 90-day period beginning on the 30th day following a change in control or within a 90-day period beginning on the one year anniversary of the change in control, he will be entitled to (a) severance equal to 12 months of his then base salary, plus any bonus earned or accrued through the date of termination; (b) until he reaches age 65, the life insurance, disability, medical, dental, and hospitalization benefits provided to Mr. Strickland during a specified period prior to the change of control or at any time thereafter or provided to other similarly situated executives who continue in the employ of Employer (subject to reduction in the event that Mr. Strickland obtains any such benefits pursuant to a subsequent employer’s benefit plans); (c) full vesting and lapse of restrictions on outstanding incentive awards (including restricted stock), stock options and stock appreciation rights and performance units (any Employee election, exercise or payout rights related thereto must be exercised or paid, as applicable, contemporaneously with the change of control); and (d) waiver of the non-solicitation and non-compete provisions of the employment agreement. While the parties intend that the severance payments and other compensation provided for in the employment agreement are reasonable compensation for Mr. Strickland’s services to the Company and shall not constitute “excess parachute payments” within the meaning of the Internal Revenue Code (the “Code”), in the event that independent accountants acting as auditors for the Company on the date of a change of control determine that the payments provided for in the employment agreement constitute “excess parachute payments” subject to the excise tax imposed under Section 4999 of the Code, then the compensation payable under the employment agreement will be increased, on a tax gross-up basis, so as to reimburse Mr. Strickland for the tax payable by him, pursuant to Section 4999 of the Code, on such “excess parachute payments,” taking into account all taxes payable by Mr. Strickland with respect to such tax gross-up payments, so that he will be, after payment of all taxes, in the same financial position as if no taxes under Section 4999 of the Code had been imposed upon him.

        A foregoing is a summary of selected terms of the employment agreement with Mr. Strickland and is qualified in its entirety by reference to the provisions of the agreement, which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

ITEM 9.01.   FINANCIAL STATEMENTS AND EXHIBITS

         (c)     Exhibits

The following exhibit is filed as part of this report:

        Exhibit No.         Exhibit

        Exhibit 10.1        Employment Agreement between Greenville First Bancshares, Inc. and F. Justin Strickland dated
                                    December 12, 2006.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREENVILLE FIRST BANCSHARES, INC.

By: /s/ James M. Austin, III Name: James M. Austin, III Title: Chief Financial Officer

Dated:  December 14, 2006

Exhibit Index:

Exhibit 10.1        Employment Agreement between Greenville First Bancshares, Inc. and F. Justin Strickland dated
                              December 12, 2006.

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